Exhibit 10.9
FORM OF CONSULTING AGREEMENT
     This Consulting Agreement (this “Agreement”), is entered into as of the Effective Date (as defined herein), by and between Exterran Holdings, Inc., a Delaware corporation (“Company”), and Stephen A. Snider (“Consultant”).
W I T N E S S E T H:
     A. Consultant currently serves as an executive officer of the Company and a member of its board of directors;
     B. Consultant plans to retire as an executive officer of Company by June 30, 2009 (the date on which such retirement occurs is referred to herein as the “Effective Date”), and such retirement constitutes a “separation of service” for purposes of Section 409A of the Internal Revenue Code (“Section 409A”); and
     C. Consultant desires to provide consulting services to Company under the terms and conditions described herein, and Company desires such services.
AGREEMENTS
     In consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the parties hereto hereby agree as follows:
     1. Consulting Services. During the Term (as defined herein), Consultant will provide (a) such services of a consulting, advisory or similar nature as the Chief Executive Officer of the Company may reasonably request with respect to the business and affairs of Company related to Company’s current business and internal and external growth opportunities and (b) such other services to which the Chief Executive Officer of Company and Consultant mutually agree from time to time. In each case, Consultant will be available for an average of 16 hours per month to Company for consultation at such times and locations as Company reasonably may request and that are agreeable to Consultant; provided, however, that in no event shall Consultant provide services equal to or in excess of 20% of the average level of services he provided during the 36 month period immediately preceding the Effective Date. Without the prior written consent of Company, Consultant will not have authority to act or make decisions for, give instructions or orders on behalf of or make commitments on behalf of Company. The parties agree that Consultant is and shall be treated for all purposes as an independent contractor to Company and no employment, partnership, agency, joint venture or other relationship shall be created or construed herefrom.
     2. Compensation. For the services rendered by Consultant, Company shall compensate Consultant with payment of EIGHT THOUSAND THREE HUNDRED THIRTY-THREE DOLLARS AND THIRTY-THREE CENTS ($8,333.33) per month of the Term, to be paid in monthly payments, contingent upon Consultant’s satisfaction of all the terms of this Agreement. In addition, Company shall reimburse Consultant for all reasonable out-of-pocket expenses actually paid by Consultant in providing the consulting services requested by Company in Section 1. Company shall reimburse such expenses within 60 days of receipt of reasonable documentation of such expenses; provided, however, that in no event shall such amount be paid or reimbursed later than the last day of the calendar year following the calendar year in which Consultant incurred such reimbursable expense. Company shall provide Consultant all computer, communications and electronic equipment and administrative services reasonably necessary for Consultant to provide the services requested by Company in Section 1.
     3. Term; Termination; Rights on Termination. The term of this Agreement shall begin on the Effective Date and continue until the first anniversary of the Effective Date (the “Term”); provided, however, that in the event of Consultant’s death during the Term, this Agreement shall terminate on the date of such event. Upon termination of this Agreement, all rights and obligations of Company and Consultant under this Agreement shall cease, except that Sections 4 and 6 hereof shall survive such termination in accordance with their terms.
     4. Independent Contractor. Consultant expressly acknowledges that he will be acting as an independent contractor and not as an employee, for all purposes. Accordingly, Consultant agrees not to hold himself out to the public as an employee of Company. As an independent contractor, Consultant shall be responsible for the payment of self-employment/social security taxes and all other federal, state and local taxes. Subject to Company’s obligation to pay reasonable out-of-pocket expenses actually paid by Consultant as provided in Section 2, Consultant shall also be solely responsible for any and all costs associated in performing the services to be rendered under this Agreement.
     5. Successors.
          (a) This Agreement is personal to Consultant and shall not be assignable by Consultant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Consultant’s legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns.
          (c) Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.
     6. Miscellaneous.
          (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. CONSULTANT HEREBY AGREES THAT VENUE FOR ANY DISPUTE RELATED TO THIS AGREEMENT SHALL BE FILED AND HEARD BY THE COURTS IN AND FOR HARRIS COUNTY, TEXAS, OR THE U.S. DISTRICT COURTS FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION.

          (b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives that specifically refers to this Agreement.
          (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to Consultant, Stephen A. Snider,                                                                                                                                                                                                                                        ; and if to Company, Exterran Holdings, Inc., 16666 Northchase Drive, Houston, Texas 77060, Attention: General Counsel, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
          (d) If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.
          (e) Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (f) This Agreement is intended to comply with Section 409A, and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A.
     IN WITNESS WHEREOF, Consultant and Company have executed this Agreement:

CONSULTANT:

Name:	Stephen A. Snider

EXTERRAN HOLDINGS, INC.

By:

Name:
Title: